UNITED STATES
Securities and Exchange Commission
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )

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CLIFFS NATURAL RESOURCES INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWS RELEASE

Cliffs Natural Resources Inc. Reduces Full-Year 2014 Capital Expenditures by an Additional $100 Million

Including Its Previous Capital Spending Decrease, Cliffs Expects Total Capital Expenditures to be Approximately 65% Lower Year Over Year

CLEVELAND - May 27, 2014 - Cliffs Natural Resources Inc. (NYSE: CLF) announced today that it is further reducing its expected full-year 2014 capital spending range by approximately 25%, or $100 million, to $275 million - $325 million. This significant reduction is in addition to the Company’s previously announced capital spending decrease of approximately 55%, or $460 million, from Cliffs’ full-year 2013 capital expenditures. The $100 million decrease will impact all of Cliffs’ reporting segments, with Eastern Canadian Iron Ore and North American Coal making up 75% of the reduction.

Cliffs’ President and CEO, Gary Halverson, said “Today’s announcement reinforces our Board’s and leadership team’s focus on financial discipline. We continue to identify opportunities to significantly reduce our capital spending while maintaining our expected full-year volume and operating cost targets. Based on 30 years of experience in the highly cyclical mining sector, I believe these actions are appropriate during this volatile pricing environment. Our leadership team and all of our employees are focused on delivering the objectives we can control starting with safety, costs, production volume, and our customer relationships. We expect that this back-to-basics philosophy will generate more value from our current portfolio and, in so doing, will enhance long-term shareholder value.”

The Company indicated that the lower full-year capital spending range of $275 million - $325 million is a sustainable level to support Cliffs’ full-year production volume and cash cost expectations as well as safety and environmental obligations. The capital spending reduction is driven by the recent volatility in seaborne iron ore and metallurgical coal pricing. Cliffs indicated that it expects the pricing environment to remain volatile over the near term, which will directly impact the realized revenue in the majority of the Company’s business segments. The long-term supply contracts in U.S. Iron Ore, Cliffs’ largest and most profitable business segment, will significantly mitigate the impact of lower seaborne iron ore prices on consolidated revenues.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Since joining the Company in November 2013, CEO Gary Halverson has acted decisively to improve Cliffs’ cost competitiveness by significantly reducing both capital and operating expenses. Cliffs expects to deliver approximately $650 million in cost and capital reductions in 2014 versus its 2013 results. This is driven by a year-over-year reduction of approximately $560 million in capital spending and $90 million in SG&A and exploration expenses, excluding severance and proxy contest-related costs. As previously disclosed, the Company also delivered $400 million in capital, SG&A and exploration cost savings in its full-year 2013 results versus 2012.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. The Company is a major global iron ore producer and a significant producer of high-and low-volatile metallurgical coal. Cliffs' strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world's largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs' products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia.
News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com
Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our actual levels of capital spending; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; a currently pending proxy contest and any other actions of activist shareholders; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels;

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the U.S. Securities and Exchange Commission (the “SEC”). The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

Important Additional Information
Cliffs, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Cliffs’ shareholders in connection with the matters to be considered at Cliffs' 2014 Annual Meeting. Cliffs intends to file a definitive proxy statement with the SEC in connection with any such solicitation of proxies from Cliffs’ shareholders. CLIFFS’ SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs' directors and executive officers in Cliffs’ shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with Cliffs' 2014 Annual Meeting. Information can also be found in Cliffs' Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC on Feb. 14, 2014, as amended and filed with the SEC on April 30, 2014, and Cliffs’ preliminary proxy statement on Schedule 14A, filed with the SEC on May 23, 2014. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Cliffs' website at www.cliffsnr.com or by contacting James Graham, Vice President, Chief Legal Officer & Secretary at (216) 694-5504. Shareholders may also contact D.F. King & Co., Inc., Cliffs’ proxy solicitor, toll-free at (800) 487-4870 or by email at cliffs@dfking.com.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:

Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316

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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544